Exhibit 10.15

Contract of Limit for Discount of Commercial Acceptance Draft

No. Shen Fa (Long Gang) Shang Zi 20060329001

Within the credit facility limit under the Contract of Overall Credit Facility Limit

No. Shen Fa (Long Gang) Zhong Zi 20060329001

Discounter (Party A): Longgang Branch, Shenzhen Development Bank

Address: A1, New Asia Park, Long Gang Central Town, Shenzhen

Telephone: 28952003	Fax: 28952004

Person in Charge: Yu Bo	Position: Branch President

Applicant (Party B): Shenzhen BAK Battery Co., Ltd

Address: BAK Industry Zone, Kuichong, Longgang, Shenzhen

Telephone: 89770025	Fax: 89770026

Legal Representative: Li Xiangqian	Position: Chairman of Board of Directors

Party B wishes to apply for discount limit for commercial acceptance draft and Party A agrees to grant Party B the discount limit for commercial acceptance draft (hereinafter referred to as “Discount Limit”). Both Parties have reached this Contract in accordance with relevant laws and regulations.

Article 1 Discount Limit

1.	Discount of commercial acceptance draft: Party A agrees to discount the following commercial acceptance draft after examination by Party A in accordance with its rules: commercial acceptance draft issued and accepted by Party B.

2.	Discount Limit is RMB 50 million yuan.

3.	Valid period is from 29 April 2006 to 29 April 2007. Any applicant (or Party B) who holds the commercial acceptance draft issued and accepted/endorsed by Party B may apply for discount of the draft. The Discount Limit is revolving. The applicant shall sign the Contract for Discount of Commercial Draft with the Discounter to determine the amount and term for each discount transaction. The remaining balance for discount shall not exceed the abovementioned Discount Limit.

The beginning date of the discount transaction shall be within the abovementioned valid period. The expiry date of the discount transaction shall be determined by the relevant Contract for Discount of Commercial Draft.

4.	Deposit: Party B shall pay a deposit to Party A which shall be equivalent to 30% of the Discount Limit. The interest rate for the deposit is 1.71%. This clause shall be valid in case of invalidity of other clauses of this Contract.

Article 2. Commercial Acceptance Draft

The commercial acceptance draft under the Article 1 of this Contract shall be based upon actual and lawful commercial transaction.

Article 3. Discounter

Party A is the discounter under this Contract.

Party A may designate any other branch of Shenzhen Development Bank as the discounter.

Article 4. Applicant for Discount (Draft Bearer)

The applicant for discount shall be the bearer of the commercial acceptance draft issued and accepted by Party B.

Article 5. Confirmation and Inquiry

Party B’s confirmation shall be obtained before Party A discount the abovementioned commercial draft. After Party A receives the application for discount, Party A shall fill in and deliver in person the Letter of Inquiry for Commercial Acceptance Draft to Party B along with the photocopy of the involved commercial draft. Party B shall review the abovementioned documentation and write its opinions and stamp its company chop, chop of its legal representative on the Letter of Inquiry for Commercial Acceptance Draft along with the signature of the responsible person and return in person the Letter of Inquiry to Party A. Party B shall provide the sample of the company chop, chop of legal representative and signature of responsible person to Party A in advance.

Article 6. Liabilities of Party B

For any unsettled discount money which is paid by Party A in accordance with this Contract and specific Contract for Discount of Commercial Draft, Party B shall bear the liability for payment of such money upon expiry (in case that Party B is the applicant for discount) or bear the joint and several liability for payment of such money (in case that Party B is not the applicant). The valid term for the abovementioned liabilities is two years after the expiry of the involved discount money.

Article 7. Security for the Discount Limit

The form of the security for the Discount Limit is pledge. Shenzhen BAK Battery Co., Ltd shall provide the deposit as collateral for the indebtedness of Party B under this Contract and shall sign the Guaranty Contract of Pledge (No. Shen Fa Long Gang E Di/Zhi Zi 20060509001) with Party A.

Article 8 Early Mature

All indebtedness of Party B shall be deemed as become mature under any of the following events and Party A is entitled to demand Party B to settle the indebtedness and cease to grant any credit to Party B:

1.	Party B violates any obligations under this Contract or Party B indicates, verbally or by act, that Party B will not perform its obligations under this Contract;

2.	Party B ceases its business operation or is forced to cease its business operation;

3.	Party B provides false materials or conceal material operational or financial facts;

4.	Party B suffers financial loss;

5.	The project plan of Party B is cancelled or cannot be fulfilled;

6.	Party B conspires with its related party to deceive Party A or any other bank into granting bank loan or credit facility by means of discount or pledge of receivable bills which have no actual commercial background;

7.	Party B intentionally avoids to repay the bank loan by means of related transactions or other methods;

8.	Party B is under administrative investigation or punishment due to its unlawful operations;

9.	In case of division, merger, liquidation, regroup, dissolution, bankruptcy of Party B;

10.	Party B use the bank loan for purpose other than agreed by Party A or use the bank loan for illegal or unlawful transaction;

11.	Party B violates any other similar agreements with Party A or any other third party or there is dispute, litigation or arbitration under such agreements;

12.	The controlling shareholder of Party B transfers Party B’s shares held by it, or some major events occurred to the controlling shareholder such as administrative investigation or punishment due to its unlawful operation, litigation or arbitration, financial difficulty, bankruptcy or dissolution of the controlling shareholder of Party B;

13.

The guarantor under relevant guaranty agreement breaches the guaranty agreement, including but not limited to provision of false materials, violation of the loan agreement, guaranty agreement or other similar agreement by the guarantor, dispute, arbitration or litigation arising out of such agreements, cease of business operation, major operational mistake, administrative investigation or punishment due to unlawful operation, evade of payment of bank loan, merger, acquisition or regroup of the guarantor, or any other events which may impair its financial capacity etc.

14.	Any other events which may impair the safety of Party A’s rights and interests.

Article 9 Special Regulations for Group Client

For purpose of this Contract, group client refers to:

1.	enterprise which directly or indirectly controls the equity share or business operation of other enterprise or enterprise whose equity share or business operation is controlled by other enterprise;

2.	two enterprises which are controlled by a third enterprise;

3.	enterprises which is controlled directly or indirectly by the similar major investor, crucial manager or their next of kin;

4.	enterprises with other relationship which may affect the fair price for asset transfer or profit distribution.

In case that Party B is a group client, Party B shall report in writing within 10 days any transaction with value over 10% of its net assets.

Article 9. Undertakings and Representatives of Party B

Party B has all the legal rights and power to execute and perform this Contract, and has obtained all authorization from its board of directors or shareholders (if necessary).

Party B undertakes that all the documentation, materials and information provided by it to Party A are authentic, accurate, complete and valid.

Party B shall give 10 day prior written notice to Party A for any alteration of address, contact details, telephone, business scope, legal representative of Party B.

Party B has read this Contract carefully and accepts all clauses of this Contract. Party B agrees to sign this Contract of its own will.

Article 10

The governing law for this Contract is the law of People’s Republic of China. Any dispute arising from this Contract shall be submitted to the People’s Court of the place of Party A.

Article 11 Effectiveness

This Contract shall take effect once it is signed and stamped by both Parties and the relevant Guaranty Agreement has been duly signed and registered.

Article 12 Other Issues

N/A

Article 13

This Contract has 4 originals, Party A shall retain 4 originals, and Party B shall retain 1 original.

Party A (Stamp): [company chop of Longgang Branch, Shenzhen Development Bank]

Legal Representative/Authorized Representative (Signature): /s/

Date: 29 April 2006

Party B (Stamp): [company chop of Shenzhen BAK Battery Co., Ltd.]

Legal Representative/Authorized Representative (Signature): /s/

Date: 29 April 2006